UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road
Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On March 28, 2014, the Board of Directors (the “Board”) of DTS, Inc. (the “Company”) appointed David C. Habiger to serve as a Class II director of the Company for a term beginning March 28, 2014 and expiring at the Company’s 2014 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal. Mr. Habiger will receive compensation in accordance with the Company’s non-employee director compensation program described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2013. In connection therewith, Mr. Habiger received options to purchase 17,607 shares of the Company’s common stock at an exercise price of $19.75, the closing price of the Company’s common stock on the date of grant, and 6,392 restricted stock units, in each case under the Company’s 2012 Equity Incentive Plan. The options have a term of ten years. The options will vest in three equal annual installments beginning on March 28, 2015, and the restricted stock units will vest in three equal annual installments beginning on February 15, 2015, in each case so long as Mr. Habiger has continuously remained a director of, or consultant to, the Company through such date.

In addition, the Company has entered into its form indemnification agreement with Mr. Habiger pursuant to which the Company is required to indemnify Mr. Habiger against certain liabilities that may arise by reason of his status or service as a director.

The Board has determined that Mr. Habiger is an independent director within the meaning set forth under the applicable rules of the NASDAQ Stock Market. There is no arrangement or understanding between Mr. Habiger and any other person pursuant to which he was elected as a director, and there are no transactions in which Mr. Habiger has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: March 31, 2014
	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance
and Chief Financial Officer
(principal financial and
accounting officer)